Exhibit 10.18
Skypath Networks, Inc.
SB-2 Amendment 1

                                 PROMISSORY NOTE



     FOR VALUE RECEIVED, the undersigned Skypath Networks, Inc., a Delaware Corporation (the "Borrower"), promise to pay to the order of Arthur Claudio a New Jersey resident and Officer and Director of the Borrower ("Lender"), in lawful money of the United States of America, the principal sum of three hundred thousand dollars ($300,000.00), together with interest in arrears on the unpaid principal balance and recurring annuity as described in section 5 mandatory payment.

     1. Principal Amount. The principal amount of this Note is Three Hundred Thousand Dollars ($300,000.00).

     2. Interest. Interest shall accrue daily on the unpaid balance of this Note at the rate of eight percent (8%) per annum, based on a 365 day year. In the Event of Default, interest shall accrue at the rate of ten percent (10%) per annum. Plus a one time issuance of 100,000 shares of Skypath Networks, Inc, 144 common stock.

     3. Payments.  Subject to the mandatory prepayment requirements set forth in
Section 5 below, the principal balance of this Note, together with all accrued interest, shall be paid in full on December 31, 2004. Each payment shall be applied first to accrued interest and the balance to the reduction of principal.

     4. Optional Prepayment. Borrower may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to installments of principal in inverse order of their maturity. At such time the principal and interest is paid all security interest and personal guarantee will terminate.

     5. Mandatory Prepayment. Skypath Networks, Inc. has met and continues to meet with various financing sources. In the event the borrower receives $300,000.00 proceeds from such funding sources prior to December 31, 2004, the borrower shall use such proceeds to prepay this Note in full. . At such time the principal and interest is paid all security interest and personal guarantee will terminate.

     6. Late Payments. If any payment of principal or interest is not made within five days of the date on which it is due, Borrowers shall pay a late fee equal to ten percent (10%) of the late payment.

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     7.  Default.  Each of the  following  shall  constitute an Event of Default under this Agreement: . Each of the following shall constitute an Event of Default under this Agreement:

          (a) Nonpayment of the Note. If the Borrower fails to pay the principal or interest on this Note when it becomes due and payable; or

          (b) Other Covenants. If the Borrower fails to perform or observe any other of the covenants, conditions or agreements on the part of the Borrower set forth in the Agreement or this Note and such failure shall have continued for 30 days, provided, however, that if such failure is incapable of cure then the Event of Default shall occur upon such failure; or

          (c) Misrepresentations. If any representation, warranty or statement made by the Borrower in the Agreement, this Note or the Warrant, or in any certificate or other instrument delivered to the Purchaser pursuant to this Agreement, shall be incorrect in any material respect as of the time when made; or

          (d) Voluntary Bankruptcy and Insolvency Proceedings. If the Borrower shall file a petition in bankruptcy or for reorganization or for an arrangement or any composition, readjustment, liquidation, dissolution or similar relief pursuant to Title 11 of the United States Code or under any similar present or future federal law or the law of any other jurisdiction or shall be adjudicated a bankrupt or insolvent, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or for all or any substantial part of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

          (e) Adjudication of Bankruptcy. If a petition or answer shall be filed proposing the adjudication of the Borrower or any of its Subsidiaries as bankrupt or its reorganization or arrangement, or any composition, readjustment, liquidation, dissolution or similar relief with respect to it pursuant to Title 11 of the United States Code or under any similar present or future federal law or the law of any other jurisdiction, and the Borrower, as the case may be, shall consent to or acquiesce in the filing thereof, or such petition or answer shall not be discharged or denied within 60 days after the filing thereof; or

          (f) Breach of Pledge Agreement. If the Borrower's President shall breach any of the obligations or covenants set forth in the Pledge Agreement.

          8. Acceleration. If any Event of Default shall Occur, Lender may, by Five day written notice to the Borrower, declare the entire outstanding principal of this Note, and all accrued and unpaid interest thereon, to be due and payable immediately. Upon any such declaration, the entire outstanding principal of the Note and all accrued and unpaid interest shall become and be immediately due and payable, without presentment, demand, protest or other notice whatsoever, all of which are hereby expressly waived.

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     However, if an Event of Default under clause (d) or (e) of ss. 7 shall have occurred, the outstanding principal of this Note, and all accrued and unpaid interest thereon, shall immediately become due and payable, without any declaration and without presentment, demand, protest or other notice whatsoever, all of which are hereby expressly waived, anything in this Note or the Agreement to the contrary notwithstanding

     9. No Waiver; Expenses of Default. The acceptance of any payment after default shall not constitute a waiver of Lender's right of acceleration with respect to such default or any subsequent default. Following default, unpaid interest shall be compounded monthly and late fees shall accrue interest from the date due at the default rate. Following default Borrowers agree to pay all of Lender's costs and expenses of collection either with or without suit, including attorney's fees.

     10. Place of Payment. All payments required under this Note shall be made to the following address unless the Lender gives written instructions to the Borrowers to change the place of payment:

                        Arthur Claudio
                        C/O Skypath Networks, Inc.
                        25 Park Street Suite 2000
                        Montclair, NJ 07042

     11. Waiver. Borrowers waive presentment for payment, demand and notice of dishonor and nonpayment of this Note, and consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Lender with respect to the payment or other provisions of this Note, and to the release of any security, or any part thereof, with or without substitution.

     12. Governing Law. The substantive laws of Rhode Island shall govern the validity, construction, enforcement, and interpretation of this Note.

     13. Security Agreement. The Promissory Note is secured by the assets purchased from InfoClarus and described as the Auto Courier and ActiveNet Intellectual Property. A list of such assets is attached as exhibit A.

Dated this _____ day of January, 2004.

                                          Borrower
                                          Skypath Networks, Inc.

                                          By /s/ Kevin Ethier, COO

Notary: ___________________________________


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